Exhibit 5.1

September 1, 2023

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, TX 77064

Re:	Patterson-UTI Energy, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which, in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of June 14, 2023 between the Company, Pecos Merger Sub Inc., Pecos Second Merger Sub LLC and NexTier Oilfield Solutions Inc. (“NexTier”), is registering up to (a) 7,296,656 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) for issuance under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (the “Equity and Incentive Award Plan”), (b) 793,523 shares of Common Stock for issuance under the NexTier Oilfield Solutions Inc. (Former C&J Energy) Management Incentive Plan (the “Former C&J Energy Plan”), and (c) 10,050,932 shares of Common Stock that, as permitted by Nasdaq Rule 5635(c)(3), were added to the share reserve for issuance under the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended (the “Registrant Stock Plan” and together with the Equity and Incentive Award Plan and the Former C&J Energy Plan, the “Plans,” and such shares of Common Stock, collectively, the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans, as applicable, and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which the Shares may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • San Francisco • Singapore • Washington, D.C.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP